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                                                                    EXHIBIT 10.1



                         [HOLLY CORPORATION LETTERHEAD]




March 24, 1999


Mr. David F. Chavenson
4417 Longfellow Drive
Plano, Texas 75093

Re:     Employment Agreement for Chief Financial Officer Position

Dear Dave:

         We are looking forward to having you join Holly's management team. I hope this letter addresses all of the points of our previous discussion and, as such, this letter is presented as a formal contract offer. I apologize for the delay in getting this to you and I assure you we don't normally move this slowly. If you agree to the proposed terms, your signature below will signify full acceptance of this offer.

         1. POSITION, AUTHORITY, AND RESPONSIBILITIES. You will commence duties effective April 1, 1999 as Chief Financial Officer. As Chief Financial Officer you shall have full authority and responsibility for all traditional treasury functions, with the Accounting Department and Controller functions reporting directly to you. You shall report to the President and Chief Executive Officer, the Board of Directors of Holly (the "Board") and such other officers of Holly as the Board may designate. You shall also perform such other duties on behalf of Holly and its subsidiaries as may from time to time be authorized or directed by the Board or the President and CEO. Your principal office for the performance of your duties under this Agreement will originally be located within the greater metropolitan area of Dallas-Fort Worth, Texas. You shall remain employed until terminated under the provisions of this agreement ("Employment Period").

         2. COMPENSATION.

         (a) Base Salary. During the Employment Period, Holly shall pay you a base salary at the rate of One Hundred Eighty Thousand Dollars ($180,000.00) per annum ("Base Salary"), payable in accordance with Holly's executive payroll policy. Such Base Salary shall be reviewed annually, and shall be subject to such annual increases, if any, as determined by the Compensation Committee of the Board, within its sole discretion.



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Mr. David F. Chavenson
March 24, 1999
Page Two



         (b) Other Benefits. During the Employment Period, you shall be entitled to participate, on terms at least as favorable as any other Holly executive, in Holly's employee benefit plans generally available to senior executives of Holly (all such benefits being hereinafter referred to as the "Employee Benefits"). A summary description of Holly's Employee Benefits and their respective qualification periods is attached. Regardless of the terms of the standard vacation benefits offered to other newly employed executives, you will be granted no less than two weeks vacation for calendar year 1999. In addition to those enumerated, you would be eligible to participate in our executive Annual Bonus Program, future grants pursuant to the Holly Stock Option Plan and a monthly car allowance of $350 per month. These plans are subject to revision in accordance with their terms and employment benefit law.

         (c) Expense Reimbursement. During the Employment Period, Holly shall reimburse you for all proper expenses incurred by you in the performance of your duties hereunder in accordance with Holly's policies and procedures. These expenses shall include dues and fees for professional activities related to conducting your duties under this Agreement.

         3. TERMINATION. As with all other officers, you will serve at the pleasure of the Board of Directors, subject to the following limitations:

         (a) Death. In the unlikely event of your death, this Agreement shall automatically terminate and your rights and the rights of your heirs, executors and administrators to compensation and other benefits under this Agreement shall cease, except for compensation which shall have accrued to the date of death, including accrued Base Salary.

         (b) Disability. Holly may, at its option, terminate this Agreement upon written notice to you if you, because of physical or mental incapacity or disability, fail to perform the essential functions of your position with or without reasonable accommodation for a continuous period of ninety (90) days or any one hundred twenty (120) days out of any 12-month period ("Disability"). Upon such termination, all obligations of Holly hereunder shall cease, except for compensation which shall have accrued to the date of termination, including accrued Base Salary.

         (b) Cause.

                  (i) During the first three years of employment, Holly may, at its option, terminate your employment under this Agreement for Cause (as hereinafter defined) without triggering any duties to provide the severance payments detailed below in paragraph 3(d).

                  (ii) If Holly terminates your employment for Cause, you shall only be entitled to accrued Base Salary through the date of the termination of your employment; and other Employee Benefits to which you are entitled upon the termination of your employment with Holly, in accordance with the terms of the plans and programs of Holly.


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Mr. David F. Chavenson
March 24, 1999
Page Three



                  (iii) Any such termination for Cause shall be authorized by the Board. You shall be given written notice by Holly (the "Cause Notice"). The Cause Notice shall state the particular action(s) or inaction(s) giving rise to termination for Cause. You shall have 30 days after the Cause Notice is given to cure the particular action(s) or inaction(s), to the extent a cure is possible. If you effect a cure to the satisfaction of the Board, the Cause Notice shall be deemed rescinded.

                  (iv) As used in this Agreement, the term "Cause" means any one or more of the following:

                           (A) any refusal to perform your material duties under this Agreement or to perform specific directives of the Board or material directives of the CEO which are consistent with the scope and nature of your duties and responsibilities as set forth herein;

                           (B) any intentional act of fraud, embezzlement or theft in connection with your duties hereunder, or any conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

                           (C) any conduct by you which constitutes gross negligence or willful misconduct resulting in a material loss to Holly or any of its subsidiaries, or significant damage to the reputation of Holly or any of its subsidiaries;

                           (D) any material breach by you of any one or more of the covenants contained in Section 1 hereof;

                           (E) any conduct by you that constitutes a significant violation of any statutory or common law duty of loyalty owed to Holly or any of its subsidiaries.

                  (v) The exercise of the right of Holly to terminate this Agreement pursuant to this Section 3(c) shall not abrogate the rights or remedies of Holly or you in respect of the breach giving rise to such termination.

         (d) Without Cause. If, during the first three years of employment, Holly terminates your employment without Cause, Disability or Death:

                  (i) concurrent with such termination, you shall be entitled to receive the payments and benefits specified by Section 3(c)(ii); and,

                  (ii) Holly shall pay you as severance payments an amount equivalent to one hundred and eighty thousand dollars, less appropriate income and payroll taxes, to be paid in twelve equal monthly installments in the same manner as normal monthly salary payments, and



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Mr. David F. Chavenson
March 24, 1999
Page Four




Holly for twelve months following your separation date, shall provide either (a) medical coverage under the terms of Holly's medical plan in which you were enrolled at the time of the Holly's termination decision or (b) equivalent medical coverage under COBRA (so long as under either option you shall maintain payments and co-payment[s] as required by the medical plan or COBRA), provided, however, such severance payments and medical coverage shall be conditioned on your signing a severance agreement containing a general release of any and all claims against Holly.

                  (e) Termination by Company after Three Years of Employment. Beginning on the first day of the fourth year of your employment, with the single and sole exception of a potential duty to offer you a change of control agreement, you will be employed at-will and nothing in this Agreement will limit Holly's ability to terminate your employment at the pleasure of the Board of Directors or as otherwise authorized by the Board of Directors.

                  (f) Voluntary Termination By Executive. You may voluntarily terminate your employment with Holly on 30 days notice. If, during the Employment Period, you voluntarily terminate your employment hereunder you shall be entitled to the payments specified by Section 3(c)(ii) above.

                  (g) Justifiable Termination by Executive Under Specific Circumstances. If before the first day of the fourth year of employment you terminate your employment within 40 days following the uncured occurrence of either of the below listed Justifiable Circumstances, then you will be eligible to receive the benefits listed under Paragraph 3(d) above.

                           (i) For the Purpose of this subsection, Justifiable
Circumstances shall be limited to the following:

                                    (A) Involuntary permanent relocation to an
         office location which is located more than 50 miles from the Dallas, Texas central business district.

                                    (B) Involuntary significant material
         reduction in the duties of the Chief Financial Officer position and/or involuntary transfer from the Chief Financial Officer position.

                           (iii) In order to qualify for any benefits under this
subsection, you must notify Holly in writing within thirty days of the occurrence of a Justifiable Circumstance, stating that you believe a Justifiable Circumstance has occurred, identifying the Justifiable Circumstance and stating when you believe it occurred, and stating that you will exercise your rights under this subsection if the occurrence is not cured. Regardless of when that notice is received, Holly will have until the 40th day following the alleged occurrence to cure the circumstance.


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Mr. David F. Chavenson
March 24, 1999
Page Five



         4. CHANGE OF CONTROL.

                  (a) Change in Control Agreement. Holly agrees that continued loyalty and efficiency in the face of a potential change of control will be needed despite the personal and professional hardships a change of control might bring. Currently Holly does not offer its executives "Change of Control" Agreements. If in the future Holly offers other senior executives a "change of control" agreement, Holly will also offer such an agreement to you. While Holly reserves the right to offer different bottom line amounts to its senior executives, Holly agrees to offer any agreement to you based on the same general terms, ratios or formulas as offered other senior executives, provided that under any formula that takes years of service into consideration, you shall be granted an extra five years of service, above and beyond actual service. Any such agreement will require you to sign a severance agreement with a full and final release of claims as a condition of payment. Additionally, you will also be granted five years of additional service for purposes of Holly's qualified defined benefit retirement plan ("Retirement Plan"); provided however, that this specific grant of five years additional service for Retirement Plan purposes will not occur unless allowed by law, legally permissible under the terms of the Retirement Plan and capable of being implemented under state and federal law without altering the Retirement Plan obligations or actuarial accounting requirements regarding benefits which are or might become due to other employees under Holly's Retirement Plan.

                  (b) Interplay of Severance with Change in Control Agreement. If there is a change of control and you are subsequently terminated without Cause during the Initial Term of this Agreement, you may not receive benefits under both a change in control agreement and the severance payments arrangement outlined above in paragraph 3(d); if you are covered by an applicable change in control agreement, you will not be covered by the severance payments arrangement outlined in paragraph 3(d) unless you give written notice to Holly within 21 days of your notice of the decision to terminate your employment that you elect to receive benefits under the severance payments arrangement in paragraph 3(d) and not to receive any benefits under the applicable change in control agreement.

         5. CONFIDENTIALITY. You shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of Holly or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of Holly or of any of its subsidiaries not available to the public generally or to the competitors of Holly or to the competitors of any of its subsidiaries ("Confidential Information"), except to the extent that such Confidential Information (a) becomes a matter of public record; (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency; or (c) is necessary to perform your duties under this Agreement. This section of the Agreement shall survive and continue in full force and effect in accordance with its terms, notwithstanding any termination of the Employment Period.


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Mr. David F. Chavenson
March 24, 1999
Page Six



         6. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between you and Holly with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between you and Holly, written or oral, which may have related in any manner to the subject matter hereof.

         7. CHOICE OF LAW, VENUE AND FORUM. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without regard to principles of conflict of laws. You agree that any dispute between you and Holly related to this agreement, including all claims related to your employment, shall be heard in Dallas County, Texas, before either an arbitrator of the parties choosing, or in the Court of appropriate jurisdiction. Notwithstanding any prior statement in this section, in the event of dispute regarding this Agreement or any item related to the relationship between you and Holly, you agree to final, binding, confidential and enforceable arbitration. Any arbitration conducted under this provision shall be resolved and settled in accordance with the rules and procedures of the American Arbitration Association for Labor Arbitration at the complaining party's written request, which must be filed within 180 days of the act or occurrence upon which the claim is based.

CONCLUSION

         Dave, if you have any questions, please feel free to contact me. Otherwise, your signature below will finalize this Agreement and begin a new relationship as our Chief Financial Officer.

Sincerely,


/s/ MATTHEW P. CLIFTON

Matthew P. Clifton
President

          AGREED TO AND ACCEPTED THIS 29 DAY OF MARCH, 1999.



                                                  /s/ DAVID F. CHAVENSON
                                                  -----------------------------
                                                  DAVID F. CHAVENSON